Memorandum of Understanding (MOU)

Effective Date: November 1st, 2024

This Memorandum of Understanding ("MOU") is entered into by and between iQSTEL Inc. ("iQSTEL"), a publicly traded company, Mr. Ralf Koehler ("Ralf"), SwissLink Carrier Ltd., ("SwissLink") and Impact Trading & Consulting LLC ("Impact"). Collectively, these entities are referred to as "the Parties" for the purpose of outlining the understanding regarding the exchange of 49% ownership in SwissLink Carrier Ltd. for iQSTEL shares.

1.	Parties Involved
•	iQSTEL Inc.
•	Mr. Ralf Koehler
•	SwissLink Carrier Ltd.
•	Impact Trading & Consulting LLC

2.	Objective

This MOU outlines the intent of Ralf to exchange his 49% ownership interest in SwissLink for iQSTEL shares, as further defined below. The Parties agree that the execution of the final agreement will be subject to mutual consent and negotiations based on the terms already agreed below.

3.	Valuation

The agreed valuation of Ralf’s 49% ownership interest in SwissLink is set at $750,000 USD.

4.	Term

The term of this agreement will be for five (5) years plus six (6) months (“Termination Date”), commencing on the date of the execution of the final agreement ("Final Agreement").

5.	Ownership Transfer in Tranches

Ownership will be transferred from Ralf to iQSTEL in tranches, with each tranche comprising up to 10% of ownership per year. Any modifications to the tranche size or time frame must be agreed upon in writing by both Parties.

6.	Trigger Mechanism

The option to execute each tranche can be initiated by Ralf within each one-year period through the submission of a "trigger letter" by e-mail to iQSTEL. If Ralf does not exercise his right to trigger the agreement during any year, iQSTEL reserves the right to initiate the tranche execution at any point thereafter.

•	Share Calculation: The number of iQSTEL shares to be provided in exchange for each tranche will be determined based on the lowest closing price of iQSTEL shares over the 90 days preceding the delivery of the trigger letter.
•	Discount: Ralf will receive a 20% discount on the above calculated share price; provided however, that the above calculated share price, without the discount, shall count toward the purchase price in determining whether Ralf has received the full $750,000 USD valuation for his 49% ownership interest in SwissLink.

7.	Parachute Clause

If, after the execution of all tranches, Ralf has not received the full $750,000 USD valuation, iQSTEL or its legal successor will pay the Difference in cash until the full valuation is realized.

•	The Difference will be calculated based on the Weighted Volume Average Price (WVAP) of iQSTEL shares for the last 15 trading days prior to the Termination Date for shares still in Ralf's possession, and/or the actual selling price for shares already sold by Ralf.
•	The parachute clause expires once Ralf accumulates the full $750,000 USD valuation.

8.	Complementary Terms | Additional Agreements
1.	Consulting Services and Compensation:

Impact agrees to render advisory services to SwissLink and ETELIX as per the attached Scope of Work (Schedule 1). The consulting fee will be 8,000 CHF per month (excluding VAT) for a maximum of two years. This compensation covers up to 60 hours of work per month. A separate mandate engagement will be signed between Impact and SwissLink ("Mandate Agreement"). Effective Date Nov 1st, 2024.

2.	Debt Repayment:

SwissLink acknowledges a debt of 200,000 CHF owed to Ralf, which will be repaid in monthly installments of 8,000 CHF until the debt is fully repaid. A separate debt repayment agreement will be signed between SwissLink and Ralf ("Debt Repayment Agreement"). Effective Date Nov 1st, 2024

3.	VAMP Platform Usage:

Ralf will continue to grant SwissLink non-exclusive access to the VAMP platform, with the same cost and expense structure as outlined in the Share Purchase Agreement between iQSTEL and Ralf, dated April 1, 2019.

9.	Confidentiality

The Parties agree to keep the terms and conditions of this MOU strictly confidential. No Party shall disclose any information regarding this MOU to any third party, except as required by law or regulatory authorities. However, as iQSTEL is a publicly traded company, the material terms of this agreement will need to be disclosed in compliance with SEC regulations, including a Form 8-K filing, if deemed necessary. Both Parties agree to cooperate in making any such required disclosures in a manner that complies with legal obligations while maintaining confidentiality to the greatest extent possible.

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10.	Governing Law

This MOU, and any subsequent agreements including the Final Agreement, will be governed by and construed in accordance with the substantive laws of Switzerland, excluding Swiss Private International Law and international treaties. Any disputes arising out of or in connection with this MOU will be subject to the exclusive jurisdiction of the courts in the city of Zurich (Zurich 1), Switzerland.

11.	Nature of this MOU

This MOU represents the terms agreed by the Parties to enter into final binding agreements and is, where applicable, subject to required approvals by respective bodies of the Parties. While this document itself is binding to the extent that it creates directly enforceable obligations under the final binding agreements, it also creates the binding obligation between the Parties to enter into the following three final binding agreements within 60 days after execution of this MOU:

-	Final Agreement (as defined hereinabove) between Ralf and iQSTEL;
-	Mandate Agreement (as defined hereinabove) between Impact and SwissLink;
-	Debt Repayment Agreement (as defined hereinabove) between Ralf and SwissLink.

The drafts of the final binding agreements listed hereinabove will be provided by Ralf and/or Impact.

Signatures

iQSTEL Inc.

/s/ Leandro Iglesias

Name: Leandro Iglesias

Date: October 30, 2024

Ralf Koehler

/s/ Ralf Koehler

Name: Ralf Koehler

Date: 30.10.2024

SwissLink Carrier Ltd.

/s/ Leandro Iglesias

Name: Leandro Iglesias

Date: October 30, 2024

Impact Trading & Consulting LLC

/s/ Ralf Koehler

Name: Ralf Koehler

Date: 30.10.2024

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Schedule 1: Scope of Work

Expected Activities from Impact Trading & Consulting LLC for SwissLink Carrier Ltd. and Etelix (Estimated Time)

1.	Swisscom Relationship Management: Support for managing Swisscom relations (1 hour/month).
2.	Regulatory Affairs: Assistance with regulatory compliance required by Swiss law for telecommunications (2 hours/month).
3.	VAMP Platform Operations: Support for VAMP operations and network issues (15 hours/month).
4.	Training and Assistance: Training and assistance with administrative tools and the VAMP platform (3 hours/month).
5.	Tax Support: Assistance with VAT and tax matters in Switzerland and Germany (3 hours/month).
6.	Credit Suisse Relationship Management: Training on banking relationships (1 hour/month).
7.	Additional Activities: Additional tasks as requested by SwissLink Carrier Ltd. or Etelix, to be agreed in advance.

Total working time: Up to 60 hours/month.

Any work exceeding 60 hours/month requires prior approval from SwissLink in writing, with an hourly rate of 270 CHF (excluding VAT) for additional work.

Effective Date, Nov 1st, 2024.

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